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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)


                              PET QUARTERS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  71-5844106
                        ------------------------------
                                 (CUSIP Number)

                                 May 30, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 9 pages

SCHEDULE 13G

-------------------------
  CUSIP No. 71-5844106
            ----------
-------------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Timothy C. Draper
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            91,128
      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             1,111,974
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON              91,128
                   -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          1,111,974
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,203,102
------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.6%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
------------------------------------------------------------------------------

                                Page 2 of 9 pages

                                 SCHEDULE 13G

-------------------------
  CUSIP No. 71-5844106
            ----------
-------------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Frank Creer
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            -0-
      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             1,111,974
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON              -0-
                   -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          1,111,974
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,111,974
------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.1%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
------------------------------------------------------------------------------

                                Page 3 of 9 pages

                                 SCHEDULE 13G

-------------------------
  CUSIP No. 71-5844106
            ----------
-------------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Zone Ventures, L.P.               94-3320221
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      California
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            -0-
      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             1,111,974
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON              -0-
                   -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          1,111,974
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,111,974
------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.1%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
------------------------------------------------------------------------------

                                Page 4 of 9 pages

                                 SCHEDULE 13G

-------------------------
  CUSIP No. 71-5844106
            ----------
-------------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Zone Ventures Management Company, LLC           94-3306035
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      California
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            -0-
      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             1,111,974
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON              -0-
                   -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          1,111,974
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,111,974
------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.1%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
------------------------------------------------------------------------------


                                Page 5 of 9 pages

Item 1.

(a)     Name of Issuer: Pet Quarters, Inc.

(b) Address of Issuer's Principal Executive Offices: 720 East Front Street, Lonoke, Arkansas 72086.

Item 2.

(a)     Name of Person Filing: Zone Ventures, L.P.
                               Zone Ventures Management Company, LLC
                               Timothy C. Draper
                               Frank Creer
                               The general partner of Zone Ventures, L.P. is Zone Ventures Management Company, LLC. Timothy Draper and Frank Creer are the managers of the general partner.

(b) Address of Principal Business Office or, if none, Residence: 400 Seaport Court, Suite 250, Redwood City, California 94063

(c)     Citizenship: Zone Ventures, L.P.                  California
                     Zone Ventures Management
                       Company, LLC                       California

                     Timothy C. Draper                    United States
                     Frank Creer United States

(d)     Title of Class of Securities: Common stock, $0.001 par value

(e)     CUSIP Number: 71-5844106

Item 3.

        Not applicable.

Item 4. Ownership
        ---------

        For all members of group other than Mr. Tim Draper:

        (a) Amount beneficially owned: 1,111,974

        (b) Percent of class:6.1%

        (c) Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote:            1,111,974
            (ii)  Shared power to vote or to direct the vote:          -0-
            (iii) Sole power to dispose or to direct the disposition
                  of:                                                  1,111,974
            (iv)  Shared power to dispose or to direct the disposition
                  of:                                                  -0-

                                 Page 6 of 9 pages

For Mr. Tim Draper:

        (a) Amount beneficially owned:  1,111,974

        (b) Percent of class:6.6%

        (c) Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote:            1,111,974
            (ii)  Shared power to vote or to direct the vote:          91,128
            (iii) Sole power to dispose or to direct the disposition
                  of:                                                  1,111,974
            (iv)  Shared power to dispose or to direct the disposition
                  of:                                                  91,128

The additional 91,128 shares attributed to Mr. Draper are owned in a trust over which Mr. Draper exercises control.

Item 5. Ownership of Five Percent or Less of a Class
        --------------------------------------------

        Not applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person
        ---------------------------------------------------------------

        Not applicable

Item 7. Reported on By the Parent Holding Company
        -----------------------------------------

        Not applicable

Item 8. Identification and Classification of Members of the Group
        ---------------------------------------------------------

        Not applicable

Item 9. Notice of Dissolution of Group
        ------------------------------

        Not applicable

Item 10.Certification
        -------------

        Not applicable


                                Page 7 of 9 pages

                                   SIGNATURE
                                   ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     ZONE VENTURES, L.P.

                                     By: /s/ Frank Creer
                                        --------------------------------
                                        Frank Creer, Managing Director

                                     Date: October 6, 2000
                                          ------------------------------


                                     ZONE VENTURES MANAGEMENT COMPANY, LLC


                                     By: /s/ Frank Creer
                                        --------------------------------
                                        Frank Creer, Manager

                                        Date: October 6, 2000
                                             ---------------------------


                                     TIMOTHY C. DRAPER

                                     By: /s/ Timothy C. Draper
                                        --------------------------------

                                     Date: October 5, 2000
                                          ------------------------------


                                     FRANK CREER

                                     By: /s/ Frank Creer
                                        --------------------------------

                                     Date: October 6, 2000
                                          ------------------------------

                                Page 8 of 9 pages